Exhibit 99.1

501 Fairmont Avenue, Suite 200 Towson, Maryland 21286 Telephone 410-823-4510 Email info@hamilton-bank.com Web www.hamilton-bank.com

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Robert DeAlmeida
President and CEO
Hamilton Bancorp, Inc.
410-823-4510

MEDIA CONTACT:
Kathy Walsh
Director of Marketing
Fallston Group, LLC
410-420-2001
kathy.walsh@fallstongroup.com

Hamilton Bancorp, Inc. Closes Fraternity Community Bancorp Merger

TOWSON, Md. (May 16, 2016)—Hamilton Bancorp, Inc. (NASDAQ: HBK) and its subsidiary, Hamilton Bank (collectively, “Hamilton”), today announced it has completed its merger with Fraternity Community Bancorp (OTC Pink: FRTR) and its subsidiary, Fraternity Federal Savings and Loan Association (collectively “Fraternity”) effective May 13, 2016.

“The merger allows Hamilton to expand its product offerings into Howard County and increase its presence in Baltimore,” said President and CEO Robert DeAlmeida.  “We are very pleased to continue to implement our strategic plan through organic growth as well as acquisitions and mergers.”

Hamilton will acquire approximately $161 million in assets, $113 million in loans and $112 million in deposits, and will increase its branch network with new locations in the Pigtown community in Baltimore City and Ellicott City, Maryland.

Please direct all media inquiries to Kathy Walsh at 410-420-2001 or by email at kathy.walsh@fallstongroup.com. Please direct investor inquiries for Hamilton Bancorp to Robert DeAlmeida at 410-823-4510.

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About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $393 million in assets and $62 million in regulatory capital. The bank has 60 full-time employees and operates five branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. Together Let’s Grow. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

Forward-looking Statements
This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms, variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the companies operate; competitive products and pricing; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including compliance costs and capital requirements; changes in prevailing interest rates; acquisitions and the integration of acquired businesses; credit risk management; asset-liability management; the financial and securities markets; and the availability of and costs associated with sources of liquidity.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.